Exhibit 99.1

Press Information:

For Immediate Publication

Michael Rand

                               March 6, 2008

CX2 Technologies, Inc.

561-347-9235

CX2 Technologies, Inc. Announces Consulting Agreement with GEOCommand, Inc.

CX2 Technologies, Inc. today announced the signing of a consulting agreement with GEOCommand, Inc., a developer of homeland security software for emergency responders. CX2 and GEOCommand have partnered to design and develop software that uses the CX2 wireless, IP-based narrowband network and CX2 data modems to integrate weather, radiation, chemical, and biological sensor data with GEOCommand’s Dynamic Server™ technology.

The new software, in combination with CX2 and GEOCommand technology, will allow emergency responders to use near real-time data in a mobile environment. The new solution allows first responders to share high-level GIS information with an Emergency Operations Center and other responders in the field using a low-cost and spectrum-efficient solution. Shared information can include geospatial mapping, site pre-plans, and automatic vehicle location (AVL).

On April 30, 2007, GEOCommand demonstrated an emergency response solution prototype using CX2 technology at the United States Department of Homeland Security’s Center for Domestic Preparedness (CDP) in Anniston, Alabama. The prototype successfully integrated a sensor network with GEOCommand’s Dynamic Server and Mobile Module software.

The demonstration successfully incorporated data from remote weather and radiation sensors using CX2 data radios with embedded GPS.

On October 23, 2007, GEOCommand, with the assistance of CX2 Technologies, demonstrated GEOCommand’s interoperable GIS data communications solution integrated with a narrowband sensor network. The demonstration took place at Tech Fair 2007 in Washington, D.C. before members of the House Homeland Security Committee and the Department of Homeland Security. During the demonstration, GEOCommand displayed data from a neutron detector and portable radiation sensor. The demonstration showed that the solutions offered by GEOCommand and CX2 adhere to the 9/11 Commission’s recommendation to create communications interoperability by combining existing frequencies with new world technologies.

GEOCommand President Albert Koenigsberg stated that the company is “very enthusiastic about this collaborative effort with CX2 Technologies. It is our belief that even though there is a significant amount of radio frequency set aside for a public safety network, the public/private partnership will need the proper field data imported from different radio frequencies. There are only 10MHz of spectrum that both the commercial operator and public safety will share in the future.”

CX2 Technologies President Michael Rand stated that “with the collaboration between GEOCommand and CX2 Technologies, the CX2 line of low-cost, spectrum-efficient products will provide a communications pipeline, allowing the GEOCommand Dynamic Server Module to give the responder near real-time data on the way to an emergency. The Federal Communications Commission currently has available frequencies set aside for both public safety and federal use, and we believe that making use of these frequencies will help lower the cost of implementation for our target markets.”

With the assistance of CX2 Technologies, GEOCommand is scheduled to implement its new technology in a city-wide data network in March of this year. The data network, built for a fire department in the Northeast, will provide remote and mobile weather, chemical, biological, radiation and nuclear sensor information; Automatic Vehicle Location; GIS mapping; and site pre-plans.

About CX2 Technologies, Inc.

CX2 Technologies, Inc. is a wireless operator and solutions provider utilizing the 220-222 MHz frequency band.  The Company’s provides proprietary wireless data technology and software that is designed to work optimally within the very narrowband 5 KHz channels.

About GEOCommand, Inc.

GEOCommand designs, develops, and markets the GEOCommand suite of software products as a cost-competitive emergency response solution for the public safety sector. GEOCommand products combine engineering excellence with GIS and wireless communications expertise. In addition to being an industry leader, GEOCommand serves as an advocate for America’s first responder community, and has filed comments with the Federal Communications Commission in support of a nationwide voice, data, and video network. GEOCommand is an ESRI Authorized Business Partner. For more information, please visit www.geocommand.com.

CX2 and www.cx2technology.com are registered trademarks of CX2 Technologies, Inc. GEOCommand and www.geocommand.com are registered trademarks or service marks of GEOCommand, Inc. ESRI, ArcGIS, and www.esri.com are trademarks, registered trademarks, or service marks of ESRI in the United States and other countries. All other trademarks are the property of their respective owners.

Safe Harbor Statement

Statements in this news release about CX2's future expectations, including: the advantages of CX2's products and services, anticipated advantages resulting from the appointment of Mr. Rand as CEO, whether CX2 will be successful in implementing its business plan, whether CX2 will be able to grow within its market space, and all other statements in this release, other than historical facts, are forward-looking statements.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as CX2's ability to raise funds to continue its operations, uncertain market demand for CX2's products and services, CX2's ability to attract and retain qualified employees, new products and services developed by other companies, market share garnered by competitors, ability to develop and maintain supplier and customer relationships, including CX2's reliance on a single party to provide all of its airtime minutes, and other risks detailed from time to time in CX2's reports filed with the SEC.

Contact Information

Investor Relations: 561-347-9235.